Exhibit 12.1

Canadian Imperial Bank of Commerce

Computation of Ratio of Earnings to Fixed Charges

	Nine Months Ended July 31	Year Ended October 31,
	2014	2013	2012	2011	2010	2009
		(C$ millions except ratios)

	IFRS(1)			Canadian GAAP
Earnings:
Earnings before income taxes	2,899	4,004	3,987	4,063	4,032	1,651
Fixed charges, excluding interest on deposits and secured borrowings	658	1,011	1,147	1,175	906	1,218
Interest capitalized	—	—	—	(6)	(2)	—

Subtotal	3,557	5,015	5,134	5,232	4,936	2,869
Interest on deposits and secured borrowings	2,495	3,541	3,630	2,787	2,192	2,879

Total	6,052	8,556	8,764	8,019	7,128	5,748

Fixed Charges:
Interest expense, excluding interest on deposits and secured borrowings	504	812	947	962	699	1,024
Interest component of rental expense(2)	153	196	196	203	202	190
Interest capitalized	—	—	—	6	2	—
Amortization of subordinated indebtedness	1	3	4	4	3	4

Subtotal	658	1,011	1,147	1,175	906	1,218
Interest on deposits and secured borrowings	2,495	3,541	3,630	2,787	2,192	2,879

Total	3,153	4,552	4,777	3,962	3,098	4,097

Ratio of Earnings to Fixed Charges:
Excluding interest on deposits and secured borrowings	5.41	4.96	4.48	4.45	5.45	2.36
Including interest on deposits and secured borrowings	1.92	1.88	1.83	2.02	2.30	1.40

				2011	2010	2009
				U.S. GAAP
Earnings:
Earnings before income taxes				3,910	3,891	1,913
Fixed charges, excluding interest on deposits and secured borrowings				1,175	871	1,187
Interest capitalized				(6)	(2)	—

Subtotal				5,079	4,760	3,100
Interest on deposits and secured borrowings				2,787	2,192	2,879

Total				7,866	6,952	5,979

Fixed Charges:
Interest expense, excluding interest on deposits and secured borrowings				962	664	993
Interest component of rental expense(2)				203	202	190
Interest capitalized				6	2	—
Amortization of subordinated indebtedness				4	3	4

Subtotal				1,175	871	1,187
Interest on deposits and secured borrowings				2,787	2,192	2,879

Total				3,962	3,063	4,066

Ratio of Earnings to Fixed Charges:
Excluding interest on deposits and secured borrowings				4.32	5.46	2.61
Including interest on deposits and secured borrowings				1.99	2.27	1.47

1)	Under IFRS, interest on deposits comprises interest expense relating to deposits and secured borrowing liabilities.
2)	The interest component of rental expense is 30% of rent expense because it is the proportion deemed representative of the interest factor.